Exhibit 4.17

DEUTSCHE BANK AKTIENGESELLSCHAFT,

Issuer

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,

Trustee

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS,

Paying Agent, Transfer Agent and Registrar and Authenticating Agent

First Supplemental Subordinated Indenture

Dated as of May 24, 2013

to the Subordinated Indenture

Dated as of May 21, 2013

Fixed to Fixed Reset Rate

Subordinated Tier 2 Notes due 2028

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Section 6.10	Submission to Jurisdiction	21
Section 6.11	Not Responsible for Recitals or Issuance of Securities	22
Section 6.12	Further Issues	22
Section 6.13	Waiver of Right to Set-Off	22

ARTICLE 7	SUPPLEMENTS TO SUPPLEMENTAL SUBORDINATED INDENTURE	22

Section 7.1	Supplements without Consent of Holders	22

EXHIBITS

EXHIBIT A:	Form of Global Note
EXHIBIT B:	Form of Definitive Note

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THIS FIRST SUPPLEMENTAL SUBORDINATED INDENTURE, dated as of May 24, 2013 among DEUTSCHE BANK AKTIENGESELLSCHAFT (the “Issuer”) WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (the “Trustee”), and DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as Paying Agent, Transfer Agent and Registrar and Authenticating Agent.

W I T N E S S E T H :

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee a subordinated indenture, dated as of May 21, 2013 (the “Base Subordinated Indenture”), providing for the issuance from time to time of one or more series of its subordinated unsecured debentures, notes or other evidences of indebtedness (the “Subordinated Debt Securities”);

WHEREAS, Section 8.01(d) of the Base Subordinated Indenture provides that the Issuer and the Trustee may from time to time enter into one or more indentures supplemental thereto to establish the form or terms of Subordinated Debt Securities;

WHEREAS, the Issuer, pursuant to the foregoing authority, proposes in and by this first supplemental subordinated indenture (the “Supplemental Subordinated Indenture” and, together with the Base Subordinated Indenture, the “Subordinated Indenture”) to supplement the Base Subordinated Indenture insofar as it will apply only to the fixed to fixed reset rate subordinated Tier 2 notes due 2028 (the “Notes”) issued hereunder (and not to any other series of Subordinated Debt Securities); and

WHEREAS, all things necessary have been done to make the Notes, when executed by the Issuer and authenticated and delivered hereunder and duly issued by the Issuer, the valid obligations of the Issuer, and to make this Supplemental Subordinated Indenture a valid agreement of the Issuer, in accordance with their and its terms;

NOW, THEREFORE:

In consideration of the premises and the purchases of the Notes by the holders thereof, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Notes as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1 Definitions. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Base Subordinated Indenture unless otherwise indicated. For all purposes of this Supplemental Subordinated Indenture and the Notes, the following terms are defined as follows:

“Additional Amounts” has the meaning specified in Section 3.1.

“Agent Member” has the meaning specified in Section 2.4.

“Agents” means the Paying Agent, the Transfer Agent, the Registrar and the Authenticating Agent.

“Authenticating Agent” means DBTCA.

“Authorized Agent” has the meaning specified in Section 6.10.

“Authorized Signatories” means any two persons acting together authorized by the Issuer, its articles of association or otherwise under German law to act on behalf of the Issuer.

“BaFin” means the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht).

“Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in New York City and London.

“Capital Disqualification Event” shall be deemed to have occurred if, as a result of any amendment or supplement to, or change in, the Capital Regulations which are in effect at the Issue Date, the Notes are fully excluded from Tier 2 Capital (as defined in the Capital Regulations) of the Issuer and/or the Deutsche Bank Group.

“Capital Regulations” means, at any time, the regulations, requirements, guidelines and policies relating to capital adequacy adopted by bodies of the European Union or the Federal Republic of Germany or any other competent authority then in effect in the Federal Republic of Germany and applicable to the Issuer.

“corporation” means any corporation, association, limited liability company, company or business trust.

“CRD 4/CRR” means, taken together, (i) the CRD 4, (ii) the CRR and (iii) any Capital Regulations relating thereto.

“CRD 4” means a directive of the European Parliament and of the Council on the access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms and amending Directive 2002/87/EC of the European Parliament and of the Council on the supplementary supervision of credit institutions, insurance undertakings and investment firms in a financial conglomerate, the first draft of which was published on July 20, 2011, and any successor directive.

“CRR” means a regulation of the European Parliament and of the Council on prudential requirements for credit institutions and investment firms, the first draft of which was published on July 20, 2011, and any successor regulation.

“Defaulted Interest” has the meaning specified in Section 2.5.

“Depositary” means The Depository Trust Company, its nominees and their respective successors.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“5 year Swap Rate” means the 5 year semi-annual mid-swap rate as displayed on the Reset Screen Page on the Reset Interest Determination Date. In the event that the 5 year Swap Rate does not appear on the Reset Screen Page on the Reset Interest Determination Date, the 5 year Swap Rate shall be the Reset Reference Bank Rate on the Reset Interest Determination Date.

“5 year Swap Rate Quotation” means, in each case, the arithmetic mean of the bid and offered rates for the semi-annual fixed leg (calculated on a basis of a 360-day year of twelve 30-day months) of a fixed-for-floating U.S. dollar interest rate swap which (i) has a term of 5 years commencing on the Reset Date, (ii) is in an amount that is representative of a single transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market and (iii) has a floating leg based on the 3-month U.S. dollar LIBOR rate (calculated on basis of the actual number of days elapsed in 360-day year).

“Fixed Interest Rate” means 4.296% per annum.

“Fixed Reset Interest Rate” means 2.2475% above the 5 year Swap Rate.

“Global Note” has the meaning specified in Section 2.2(b).

“Holder,” “Holder of Notes” or other similar terms means the registered holder of any Note.

“Interest Payment Date” means each of May 24 and November 24, beginning November 24, 2013; provided, however, in each case, that if any such date is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day.

“Issuer” means the company named as the “Issuer” in the first paragraph of this instrument until a successor Person shall have become such pursuant to the applicable provisions of the Subordinated Indenture, and thereafter “Issuer” shall mean such successor Person.

“Issuer Order” means a written statement, request or order of the Issuer signed in its name by any two Authorized Signatories of the Issuer.

“Maturity Date” means May 24, 2028.

“Note” or “Notes” has the meaning specified to it in the third recital paragraph of this Supplemental Subordinated Indenture.

“Paying Agent” means DBTCA, with respect to payments to be made in U.S. Dollars (or such other currency as to which DBTCA or its agent has agreed to make payments hereunder), or any person authorized by the Issuer in accordance with Section 3.04 of the Base Subordinated Indenture.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Physical Notes” means Notes issued in definitive, fully registered form without interest coupons, substantially in the form of Exhibit B hereto.

“Record Date” means either a Regular Record Date or a Special Record Date, as the case may be.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Supplemental Subordinated Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed pursuant to Article 4 of this Supplemental Subordinated Indenture, means the amount equal to 100% of the principal amount of the Notes to be redeemed.

“Registrar” means DBTCA.

“Regular Record Date” in respect of interest on the Notes payable means the Business Day immediately preceding an Interest Payment Date.

“Regulatory Bail-in” means a subjection of the claims for payment of principal, interest or other amounts under the Notes to a permanent reduction, including to zero, or a conversion of the Notes, in whole or in part, into equity of the Issuer, such as ordinary shares, in each case pursuant to German law.

“Relevant Jurisdiction” means the Federal Republic of Germany, the United States or the jurisdiction of residence or incorporation of any successor corporation to the Issuer.

“Relevant Regulator” means the BaFin or any other competent authority assuming the relevant supervisory functions performed by the BaFin as of the date first written above.

“Reset Date” means May 24, 2023.

“Reset Interest Determination Date” means the day falling two Business Days prior to the Reset Date.

“Reset Reference Bank Rate” means the percentage rate determined on the basis of the 5 year Swap Rate Quotations provided by five leading swap dealers in the interbank market to the paying agent at approximately 11:00 a.m. (New York time), on the Reset Interest Determination Date. If at least three quotations are provided, the 5 year Swap Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If only two quotations are provided, the 5 year Swap Rate will be the arithmetic mean of the quotations provided. If only one quotation is provided, the 5 year Swap Rate will be the quotation provided. If no quotations are provided, the 5 year Swap Rate shall be equal to the last available 5 year semi-annual mid-swap rate on the Reset Screen Page.

“Reset Screen Page” means Reuters screen “ISDAFIX1” (or any successor page) as at 11:00 a.m. (New York time).

“Responsible Officer” when used with respect to any Person means the chairman of the board of directors, any vice chairman of the board of directors, the chairman of the trust committee, the chairman of the executive committee, any vice chairman of the executive committee, the president, any vice president (whether or not designated by numbers or words added before or after the title “vice president”), the cashier, the secretary, the treasurer, any trust officer, any assistant trust officer, any assistant vice president, any assistant cashier, any assistant secretary, any assistant treasurer, or any other officer or assistant officer of the Person customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of his knowledge of and familiarity with the particular subject.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 2.5.

“Transfer Agent” means DBTCA.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this Supplemental Subordinated Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“U.S. Dollar” means the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Section 1.2 Incorporation by Reference of Trust Indenture Act. Whenever this Supplemental Subordinated Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Supplemental Subordinated Indenture.

The following Trust Indenture Act terms used in this Supplemental Subordinated Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder;

“indenture to be qualified” means the Subordinated Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Issuer and any other obligor on the indenture securities.

All other Trust Indenture Act terms used in this Supplemental Subordinated Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by U.S. Securities Exchange Commission rule have the meanings assigned to them by such definitions.

Section 1.3 Rules of Construction.

(a) For all purposes of this Supplemental Subordinated Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; and

(2) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Subordinated Indenture as a whole and not to any particular Article, Section or other subdivision.

(b) Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Base Subordinated Indenture.

(c) To the extent the terms of the Base Subordinated Indenture are inconsistent with provisions of this Supplemental Subordinated Indenture, the terms of this Supplemental Subordinated Indenture shall govern, but only with respect to the Notes.

ARTICLE 2

THE NOTES

Section 2.1 Title and Terms.

(a) The Notes shall be known and designated as the “Fixed to Fixed Reset Rate Subordinated Tier 2 Notes due 2028” of the Issuer. The aggregate principal amount of the Notes that may be authenticated and delivered under this Supplemental Subordinated Indenture shall not initially exceed $1,500,000,000 (except as otherwise provided in the Subordinated Indenture). The Notes shall be issuable in minimum denominations of $200,000 principal amount and integral multiples of $1,000 in excess thereof.

(b) The Notes shall be due and payable on the Maturity Date unless previously redeemed or repurchased and cancelled.

(c) Subject to Section 2.1(b), the Notes shall bear interest (i) from (and including) the date of issuance to (but excluding) the Reset Date at the Fixed Interest Rate and (ii) from (and including) the Reset Date to (but excluding) the Maturity Date at the Fixed Reset Interest Rate. Interest shall be payable semi-annually in arrears on each Interest Payment Date.

(d) Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

(e) A Holder of any Note at the close of business on a Regular Record Date shall be entitled to receive interest on such Note on the corresponding Interest Payment Date.

(f) Principal of and interest on Global Notes shall be payable to the Depositary by wire in immediately available funds by the Paying Agent (subject to the Paying Agent’s receipt of such funds as provided under Section 3.04(c) of the Base Indenture).

(g) Principal on Physical Notes shall be payable at the office or agency of the Issuer maintained for such purpose, initially the office of the Paying Agent. U.S. dollar payments of interest, other than interest due at maturity or any date of redemption or repayment, will be made by U.S. dollar check mailed to the address of the person entitled thereto as such address shall appear in the register of the Notes. A holder of U.S. $10,000,000 or more in aggregate principal amount of Notes having the same Interest Payment Date, the interest on which is payable in U.S. dollars, will be entitled to receive payments of interest, other than interest due at maturity or on any date of redemption or repayment, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received by the Paying Agent in writing not less than 15 calendar days prior to the applicable Interest Payment Date.

Section 2.2 Form of Notes.

(a) Except as otherwise provided pursuant to this Section 2.2, the Notes are issuable in fully registered, global form without coupons in substantially the form of Exhibit A hereto (the “Global Notes”), each of which representing a maximum of U.S. $500,000,000 principal amount of all such Notes that have the same original issue date, Maturity Date and other terms, with such applicable legends as are provided for in Section 2.3. The Notes are not issuable in bearer form or with detachable coupons. The terms and provisions contained in the form of Notes shall constitute, and are hereby expressly made, a part of this Supplemental Subordinated Indenture and to the extent applicable, the Issuer and the Trustee, by their execution and delivery of this Supplemental Subordinated Indenture, expressly agree to such terms and provisions and to be bound thereby. Any of the Notes may have such letters, numbers or other markings of identification and such notations, legends and endorsements as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Supplemental Subordinated Indenture and the Base Subordinated Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage.

(b) Each Global Note shall be duly executed by the Issuer and authenticated and delivered by the Trustee and shall be registered in the name of the Depositary or its nominee and retained by the Registrar, as custodian, at its Corporate Trust Office. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar, as custodian, and of the Depositary or its nominee, as hereinafter provided.

Section 2.3 Legends. Each Global Note shall also bear the following legends on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. BY ACCEPTING THIS NOTE (OR AN INTEREST IN THE NOTES REPRESENTED HEREBY).

EACH ACQUIRER AND EACH TRANSFEREE OF BENEFICIAL INTERESTS IN THIS NOTE IS DEEMED TO REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE OR ANY INTEREST HEREIN (1) EITHER (A) IT IS NOT, AND IT IS NOT ACTING ON BEHALF OF (AND FOR SO LONG AS IT HOLDS SUCH NOTES OR ANY INTEREST THERE IN IT WILL NOT BE, AND WILL NOT BE ACTING ON BEHALF OF), AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)), SUBJECT TO THE PROVISIONS OF PART 4 OF SUBTITLE B OF TITLE I OF ERISA, A PLAN TO WHICH SECTION 4975 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED, (“CODE”), APPLIES, OR ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF SUCH AN EMPLOYEE BENEFIT PLAN’S AND/OR PLAN’S INVESTMENT IN SUCH ENTITY (EACH, A “BENEFIT PLAN INVESTOR”), OR A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN WHICH IS SUBJECT TO ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND/OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), AND NO PART OF THE ASSETS USED BY IT TO ACQUIRE OR HOLD THIS NOTE OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY BENEFIT PLAN INVESTOR OR SUCH A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, OR (B) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE OR AN

INTEREST HEREIN DOES NOT AND WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA AND/OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL, CHURCH OR NON U.S. PLAN, A NON-EXEMPT VIOLATION OF ANY SIMILAR LAWS); (2) NEITHER THE ISSUER NOR ANY OF ITS AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR, WITH RESPECT TO A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, ANY DEFINITION OF “FIDUCIARY” UNDER SIMILAR LAWS) WITH RESPECT TO THE PURCHASER OR HOLDER IN CONNECTION WITH ANY PURCHASE OR HOLDING OF THE NOTES, OR AS A RESULT OF ANY EXERCISE BY THE ISSUER OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THE NOTES, AND NO ADVICE PROVIDED BY THE ISSUER OR ANY OF ITS AFFILIATES HAS FORMED A PRIMARY BASIS FOR ANY INVESTMENT DECISION BY OR ON BEHALF OF THE PURCHASER AND HOLDER IN CONNECTION WITH THE NOTES AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THE NOTES; AND (3) IT WILL NOT SELL OR OTHERWISE TRANSFER THIS NOTE OR ANY INTEREST HEREIN OTHERWISE THAN TO A PURCHASER OR TRANSFEREE THAT IS DEEMED TO MAKE THESE SAME REPRESENTATIONS, WARRANTIES AND AGREEMENTS WITH RESPECT TO ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE.

Section 2.4 Book-Entry Provisions for the Global Notes.

(a) The Global Notes initially shall:

(1) be registered in the name of the Depositary (or a nominee thereof); and

(2) be delivered to the Registrar as custodian for such Depositary.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Supplemental Subordinated Indenture with respect to any Global Note held on their behalf by the Depositary, or the Registrar as its custodian, or under such Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing contained herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and the Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b) The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Supplemental Subordinated Indenture, the Base Subordinated Indenture or the Notes.

(c) A Global Note may not be transferred, in whole or in part, to any Person other than the Depositary (or a nominee thereof), and no such transfer to any such other Person may be registered. Beneficial interests in a Global Note may be transferred in accordance with the rules and procedures of the Depositary.

(d) If at any time, the Depositary notifies the Issuer in writing that it is no longer willing or able to continue to act as Depositary for the Global Notes, or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary for the Global Notes is not appointed by the Issuer within 90 days of such notice or cessation, the Depositary shall surrender such Global Note or Global Notes to the Registrar for cancellation and the Issuer shall execute, and the Trustee, upon receipt of an Officers’ Certificate and Issuer Order for the authentication and delivery of Notes, shall authenticate and deliver, in exchange for such Global Note or Global Notes, Physical Notes in an aggregate principal amount equal to the aggregate principal amount of such Global Note or Global Notes. Such Physical Notes shall be registered in such names as the Depositary shall identify in writing as the beneficial owners of the Notes represented by such Global Note or Global Notes (or any nominee thereof).

(e) Notwithstanding the foregoing, in connection with any transfer of beneficial interests in a Global Note to the beneficial owners thereof pursuant to Section 2.4(d), the Registrar shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interests in such Global Note to be transferred.

Section 2.5 Default.

(a) If the Issuer fails to make a payment of interest on any Note when due and payable for reasons other than pursuant to the subordination provisions of the Notes (“Defaulted Interest”), it shall pay such Defaulted Interest plus (to the extent lawful) any interest payable on the Defaulted Interest, in any lawful manner. The Issuer may elect to pay any Defaulted Interest, plus any such interest payable on it, to the Persons who are Holders of such Notes on which the interest is due on a subsequent Special Record Date. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each such Note. The Issuer shall fix any such Special Record Date and payment date for such payment. At least 15 days before any such Special Record Date, the Issuer shall mail to Holders affected thereby a notice that states the Special Record Date, the Interest Payment Date and amount of such interest to be paid.

(b) If the Issuer fails to make payments of principal of, interest on, or other amounts owing under the Notes (i) pursuant to the subordination provisions of the Notes or (ii) due to a Regulatory Bail-in, the Issuer will not be in default, and the Trustee and the holders of the Notes shall not be permitted to accelerate the maturity of the Notes. Moreover, in the event of a Regulatory Bail-in, the holders of the Notes may permanently lose the right to receive such payments. If the Issuer fails to make payments of principal of, interest on, or other amounts owing under the Notes when due for reasons other than (i) pursuant to the subordination provisions of the Notes or (ii) due to a Regulatory Bail-in, the Issuer will be in default on its obligations under the Subordinated Indenture. Nevertheless, neither the Trustee nor the holders of the Notes may accelerate the maturity of the Notes in such case. Furthermore, if the Issuer becomes subject to German insolvency proceedings, the Trustee and Holders of the Notes will have no right to file a claim against the Issuer unless the competent insolvency court allows the filing of subordinated claims.

Section 2.6 Status. The obligations under the Notes constitute unsecured and subordinated obligations of the Issuer ranking pari passu among themselves and pari passu with all other subordinated obligations of the Issuer (unless such obligations are expressed to rank junior to the Notes, in which case the Notes shall rank senior to such junior obligations, but junior to unsubordinated debt). Any right to set off any claims for interest, repayment and any other claims under the Notes (“Payment Claims”) against claims of the Issuer will be excluded. No collateral or guarantee shall be given to secure Payment Claims. The Payment Claims shall be subordinated in the event of insolvency or liquidation of the Issuer to the claims of all other creditors which are not also subordinated and shall, in any such event, only be satisfied after all claims against the Issuer which are not subordinated have been satisfied. Prior to any insolvency or liquidation of the Issuer, the Payment Claims shall be subject to any Regulatory Bail-in, and no Holder or holder of any beneficial interest shall have any claim against the Issuer in connection with or arising out of any such Regulatory Bail-in.

ARTICLE 3

ADDITIONAL COVENANTS

In addition to the covenants set forth in Article 3 of the Base Subordinated Indenture, the Notes shall be subject to the additional covenants set forth in this Article 3 of this Supplemental Subordinated Indenture.

Section 3.1 Payment of Additional Amounts. Every net payment of the principal of, interest on and other amounts owing under the Notes shall be made without any withholding or deduction for or on account of any present or future

Taxes of any nature whatsoever imposed, levied or collected by or on behalf of any Relevant Jurisdiction, or by or on behalf of any political subdivision or authority therein or thereof having the power to tax (“withholding taxes”), unless such deduction or withholding is required by law. In such event, the Issuer shall, with respect to any of the Notes and subject to certain exceptions and limitations set forth below, pay any Additional Amounts to the beneficial owners of any Note as may be necessary in order that every net payment of the principal of, interest on and other amounts owing under such Note, after the application of any withholding taxes, will not be less than the amount provided for in such Note to be then due and payable.

The Issuer shall not, however, make any payment of Additional Amounts to any beneficial owner on account of:

(1) any present or future Tax that would not have been so imposed but for the existence of any present or former connection between a Holder or beneficial owner of the Notes and any Relevant Jurisdiction other than the mere holding or beneficial ownership of the Notes;

(2) any present or future Tax that would not have been so imposed but for the presentation by or on behalf of the beneficial owner of such Note for payment on a date more than 15 days after the date on which payment became due and payable or the date on which payment of such Note is duly provided for, whichever occurs later;

(3) any present or future Tax to the extent such deduction or withholding can be avoided or reduced if the Holder or beneficial owner of the Note (or any financial institution through which the holder or beneficial owner holds the Notes or through which payment on the Note is made) (i) makes a declaration of non-residence or other similar claim for exemption to the relevant tax authority or complies with any reasonable certification, documentation, information or other reporting requirement imposed by the relevant tax authority or (ii) enters into or complies with any applicable certification, identification, information, documentation, registration or other reporting requirement or agreement concerning accounts maintained by the holder or beneficial owner (or such financial institution) or concerning ownership of the holder or beneficial owner (or financial institution) or concerning such Holder’s or beneficial owner’s (or such financial institution’s) nationality, residence, identity or connection with the jurisdiction imposing such tax;

(4) any estate, inheritance, gift, sales, transfer, excise, capital gains, financial transaction or personal property Tax or any similar Tax;

(5) any present or future Tax is payable otherwise than by withholding or deduction from payments on or in respect of such Note;

(6) any present or future Taxes which are deducted or withheld pursuant to (i) European Council Directive 2003/48/EC or any other European Union Directive or Regulation implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income, or (ii) any international treaty or understanding entered into for the purpose of facilitating cooperation in the reporting and collection of savings income and to which (x) the United States, and (y) the European Union or Germany is a party, or (iii) any provision of law implementing, or complying with, or introduced to conform with, such Directive, Regulation, treaty or understanding;

(7) any present or future Taxes which are deducted or withheld from payments on a Note that is presented for payment by or on behalf of a beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a member state of the European Union; and

(8) any combination of items (1) through (7) above.

Nor shall the Issuer pay Additional Amounts with respect to any payment on a Note to a Holder who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of a Relevant Jurisdiction (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the holder of the Note.

For purposes of this Section 3.1, “Taxes” means, with respect to payments on the Notes, all future and present taxes, withholdings, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Relevant Jurisdiction or any political subdivision therein or thereof having power to tax.

Section 3.2 Written Statement to Trustee. The Issuer will furnish to the Trustee on or before March 31 in each year (beginning with March 31, 2014) a brief certificate that complies with the requirements of the Trust Indenture Act

(but which need not comply with Section 11.05 of the Base Subordinated Indenture) from the principal executive, financial or accounting officer of the Issuer stating that in the course of the performance by the signer of his duties as an officer of the Issuer he would normally have knowledge of any default or non-compliance by the Issuer in the performance of any covenants or conditions contained in this Supplemental Subordinated Indenture, stating whether or not he has knowledge of any such default or non-compliance and, if so, specifying each such default or non-compliance of which the signer has knowledge and the nature thereof.

ARTICLE 4

REDEMPTION OR REPURCHASE OF NOTES

Section 4.1 Deposit of Redemption Price. Prior to 10:00 a.m., New York City time, on any Redemption Date, the Issuer shall deposit with the Paying Agent an amount of money sufficient to pay the Redemption Price in respect of all the Notes to be redeemed on that Redemption Date and accrued and unpaid interest, if any, on such Notes.

Section 4.2 Cessation of Interest Accrual. If the Issuer elects to redeem the Notes, they shall cease to accrue interest from the relevant Redemption Date, unless the Issuer fails to pay the Redemption Price on the Redemption Date.

Section 4.3 Optional Redemption.

(a) The Issuer may redeem all of the Notes, in whole but not in part, at its option on the Reset Date, upon the giving of a notice as described below, provided that, if required under applicable law or regulation, any such redemption will be subject to a requirement to give notice to or obtain the consent of the Relevant Regulator to such redemption and provided further that once CRD 4/CRR has taken effect in the Federal Republic of Germany, the Issuer shall only be permitted to redeem the Notes if, when and to the extent not prohibited by CRD 4/CRR as then in effect in the Federal Republic of Germany. Redemption shall be made at the Redemption Price together with accrued interest to (but excluding) the Reset Date.

(b) Notice of such redemption will be given not less than 30 nor more than 60 days prior to the Reset Date, which date and the Redemption Price will be specified in the notice. Notice to Holders will be given in accordance with Section 12.02 of the Base Subordinated Indenture.

Section 4.4 Tax Redemption.

(a) The Issuer may redeem all of the Notes, in whole but not in part, at its option at any time prior to the Maturity Date, upon the giving of a notice of tax redemption as described below, if the Issuer determines that, as a result of: (i) any change in or amendment to the laws, or any regulations or rulings promulgated under the laws of a Relevant Jurisdiction, or of any political subdivision or taxing authority thereof or therein affecting taxation; or (ii) any change in or announcement of an official position regarding the application or interpretation of the laws, regulations or rulings referred to above, in each case, which change or amendment becomes effective or, in the case of a change in or announcement of an official position, is announced, on or after May 21, 2013, the Issuer has or there is a substantial probability that the Issuer shall become obligated to pay Additional Amounts with respect to any of those Notes as described in Section 3.1, provided that, if required under applicable law or regulation, any such redemption will be subject to a requirement to give notice to or obtain the consent of the Relevant Regulator to such redemption and provided further that once CRD 4/CRR has taken effect in the Federal Republic of Germany, the Issuer shall only be permitted to redeem the Notes if, when and to the extent not prohibited by CRD 4/CRR as then in effect in the Federal Republic of Germany. Redemption shall be made at the Redemption Price together with accrued but unpaid interest to (but excluding) the applicable Redemption Date.

(b) Notice of tax redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the Redemption Price will be specified in the notice. Notice to Holders will be given in accordance with Section 12.02 of the Base Subordinated Indenture.

(c) Before any notice of tax redemption pursuant to Section 4.3(a) is given to the Trustee or the Holders of the Notes, the Issuer (or its successor), shall deliver to the Trustee (i) an Officers’ Certificate stating that the Issuer (or its successor), is entitled to effect such redemption and setting forth a statement of facts showing that the condition or conditions precedent to the right of the Issuer (or its successor) so to redeem have occurred or been satisfied and (ii) an opinion of independent legal counsel satisfactory to the Trustee to the effect that the Issuer is entitled to effect the redemption based on the statement of facts set forth in the certificate; provided that no notice of tax redemption may be given earlier than 60 days prior to the earliest date on which the Issuer would be obligated to pay the additional amounts if a payment in respect of the Notes were then due. Such notice, once given to the Trustee, shall be irrevocable.

Section 4.5 Redemption due to a Capital Disqualification Event.

(a) The Issuer may redeem all of the Notes, in whole but not in part, at its option at any time prior to the Maturity Date, upon the giving of a notice of redemption as described below, if, at any time immediately prior to the giving of the notice referred to above, a Capital Disqualification Event has occurred and is continuing, provided that, if required under applicable law or regulation, any such redemption will be subject to a requirement to give notice to or obtain the consent of the Relevant Regulator to such redemption and provided further that once CRD 4/CRR has taken effect in the Federal Republic of

Germany, the Issuer shall only be permitted to redeem the Notes if, when and to the extent not prohibited by CRD 4/CRR as then in effect in the Federal Republic of Germany. Redemption shall be made at the Redemption Price together with accrued but unpaid interest to (but excluding) the applicable Redemption Date.

(b) Notice of redemption due to a Capital Disqualification Event will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the Redemption Price will be specified in the notice. Notice to Holders will be given in accordance with Section 12.02 of the Base Subordinated Indenture.

Section 4.6 Payment on the Maturity Date. Unless previously redeemed or repurchased and cancelled, the Notes will be due and payable on the Maturity Date in the full principal amount together with any accrued and unpaid interest to (but excluding) the Maturity Date. No subsequent agreement may limit the subordination provisions applicable to the Subordinated Notes, amend their maturity date or redemption date to an earlier date or shorten any applicable notice period.

Section 4.7 Repurchase. To the extent the Issuer is permitted to do so under the terms of the Notes and applicable law, including CRD 4/CRR once it is in effect in the Federal Republic of Germany and as then in effect, the Issuer is entitled to purchase Notes in the open market or by tender or by private agreement in any manner and at any price or at differing prices (i) for the purposes of market stabilization, in an amount of up to 3% of the total outstanding amount of all subordinated securities qualifying as lower Tier 2 capital, provided, however, that the Issuer notifies the BaFin and the German Federal Bank (Deutsche Bundesbank), or other competent authority, thereof without undue delay, or (ii) as commission agent (Einkaufskommissionär). The Issuer may, at its discretion or if required under applicable law or regulation, treat any Notes so purchased beneficially for its own account (other than in connection with dealing in securities) as cancelled, whereupon they will no longer be issued and outstanding. If required under applicable law or regulation, any such purchases will be subject to a requirement to give notice to or obtain the consent of the Relevant Regulator.

Section 4.8 Amounts to be Returned to the Issuer. If any Notes are redeemed or repurchased before the date on which such redemption or repurchase is permitted under the terms thereof (other than a tax redemption or a redemption due to a Capital Disqualification Event) or repurchased by the Issuer otherwise than in accordance with the provisions of Section 10(5a) sentence 6 of the German Banking Act or the applicable provisions of the CRD 4/CRR (once such provisions have taken effect in the Federal Republic of Germany and as then in effect), then any amounts paid must be returned to the Issuer irrespective of any agreement to the contrary, unless (i) the Notes so redeemed or repurchased have been replaced by other regulatory banking capital (haftendes

Eigenkapital) of at least equal status within the meaning of the German Banking Act, or the Relevant Regulator has consented to such redemption or repurchase, or (ii) once the CRD 4/CRR has taken effect in the Federal Republic of Germany, and as then in effect, the CRD 4/CRR provides otherwise.

ARTICLE 5

SATISFACTION AND DISCHARGE OF SUPPLEMENTAL SUBORDINATED INDENTURE

Section 5.1 Satisfaction and Discharge of Supplemental Subordinated Indenture. If at any time (i) the Issuer shall have paid or caused to be paid the principal of and interest on all the Notes (other than Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.09 of the Base Subordinated Indenture) as and when the same shall have become due and payable, or (ii) the Issuer shall have delivered to the Trustee for cancellation all Notes theretofore authenticated (other than any Notes which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 2.09 of the Base Subordinated Indenture), then this Supplemental Subordinated Indenture shall cease to be of further effect (except as to (i) rights of registration of transfer and exchange of Notes and the Issuer’s right of optional redemption, if any, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Holders of Notes to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor, (iv) the rights, obligations, duties and immunities of the Trustee hereunder and the Issuer’s obligations related thereto, and (v) the obligations of the Issuer under Section 3.02 of the Base Subordinated Indenture) and the Trustee, on demand of the Issuer accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Issuer, shall execute proper instruments acknowledging such satisfaction of and discharging this Supplemental Subordinated Indenture; provided, that the rights of Holders of the notes to receive amounts in respect of principal of and interest on the Notes held by them shall not be delayed longer than required by then-applicable mandatory rules or policies of any securities exchange upon which the Notes are listed. The Issuer agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred and to compensate the Trustee for any services thereafter reasonably and properly rendered by the Trustee in connection with this Supplemental Subordinated Indenture or the Notes.

ARTICLE 6

MISCELLANEOUS PROVISIONS

Section 6.1 Scope of Supplemental Subordinated Indenture. The changes, modifications and supplements to the Base Subordinated Indenture effected by this Supplemental Subordinated Indenture shall only be applicable with respect to, and govern the terms of, the Notes and shall not apply to any other Subordinated Debt Securities that may be issued by the Issuer under the Base Subordinated Indenture.

Section 6.2 Provisions of Supplemental Subordinated Indenture for the Sole Benefit of Parties and Holders of Notes. Nothing in this Supplemental Subordinated Indenture, the Base Subordinated Indenture or in the Notes, expressed or implied, shall give or be construed to give to any person, firm or corporation, other than the parties hereto and their successors and the Holders of the Notes, any legal or equitable right, remedy or claim under this Supplemental Subordinated Indenture or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their successors and of the Holders of the Notes.

Section 6.3 Successors and Assigns of Issuer Bound by Supplemental Subordinated Indenture. All the covenants, stipulations, promises and agreements in this Supplemental Subordinated Indenture contained by or on behalf of the Issuer shall bind its successors and assigns, whether so expressed or not.

Section 6.4 Notices and Demands on Issuer, Trustee, Agents and Holders of Notes. Any notice or demand which by any provision of this Supplemental Subordinated Indenture is required or permitted to be given or served by the Trustee, by the Agents or by the Holders of Notes to or on the Issuer may be given or served by being deposited postage prepaid, first-class mail (except as otherwise specifically provided herein) addressed (until another address is filed with the Trustee) as follows:

If to the Issuer, to:

Deutsche Bank AG

Attn: Group Treasury, Capital Markets Issuance

Große Gallusstrasse 10-14

60311 Frankfurt am Main

Germany

Any notice, direction, request or demand by the Issuer, by the Agents or by any Holder of Notes to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if delivered in person or mailed by first-class mail to the Trustee at Wilmington Trust, National Association, 166 Mercer Street, Suite 2 R, New York, New York 10012, Attn: Global Capital Markets.

Any notice, direction, request or demand by the Issuer, by the Trustee or by any Holder of Notes to or upon the Agents may be given or made if mailed by first-class mail or sent by facsimile to:

If to the Agents, to:

Deutsche Bank Trust Company Americas

Trust and Agency Services

60 Wall Street, 27th Floor

Mail Stop: NYC60-2710

New York, New York 10005

Fax: 732-578-4635

Attn: Corporates Team – Deutsche Bank AG

with a copy to:

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

Trust and Agency Services

100 Plaza One, Mailstop JCY03-0699

Jersey City, New Jersey 07311

Fax: 732-578-4635

Attn: Corporates Team – Deutsche Bank AG

Notices to be given to Holders of Notes represented by a Global Note will be given only to the Depositary, as the registered holder, in accordance with its applicable policies as in effect from time to time. Notices to be given in respect of Notes held in street name will be given only to the bank, broker or other financial institution in whose name the Notes are registered, and not the owner of any beneficial interests. Notices to be given to Holders of Physical Notes will be sent by mail to the respective addresses of the holders as they appear in the note register, and will be deemed given when mailed.

Where this Supplemental Subordinated Indenture provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder entitled thereto, at his last address as it appears in the register of the Notes. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Supplemental Subordinated Indenture provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case, by reason of the suspension of or irregularities in regular mail service, it shall be impracticable to mail notice to the Issuer or Holders of Notes when such notice is required to be given pursuant to any provision of this Supplemental Subordinated Indenture, then any manner of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.

Section 6.5 Payments Due on Saturdays, Sundays and Holidays. If the date of maturity of interest on or principal of the Notes or the date fixed for redemption or repayment of any such Note shall not be a Business Day, then payment of interest or principal need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the date fixed for redemption, or repayment, as the case may be, and no interest shall accrue for the period after such date.

Section 6.6 Conflict of any Provisions of Supplemental Subordinated Indenture with Trust Indenture Act. If and to the extent that any provision of this Supplemental Subordinated Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in this Supplemental Subordinated Indenture by operation of, Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties or incorporated provision shall control.

Section 6.7 Governing Law as in Base Indenture. This Supplemental Subordinated Indenture and the Base Subordinated Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except with respect to the provisions relating to the subordination hereof and thereof, which shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

Section 6.8 Counterparts. This Supplemental Subordinated Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 6.9 Effect of Headings. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 6.10 Submission to Jurisdiction. The Issuer agrees that any legal suit, action or proceeding arising out of or based upon this Supplemental Subordinated Indenture may be instituted in any federal or state court sitting in the Borough of Manhattan, City and State of New York, and, to the fullest extent permitted by law, waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such court in any suit, action or proceeding. The Issuer, as long as any of the Notes remain Outstanding or the parties hereto have any obligation under this Supplemental Subordinated Indenture, shall have an authorized agent (the “Authorized Agent”) in the United States upon whom process may be served in any such suit, action or proceeding. Service of process upon the Authorized Agent and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer. The Issuer hereby appoints Deutsche Bank Americas Holding Corp., c/o office of the Secretary, 60 Wall Street, Mail Stop NYC60-4006, New York 10005, Attention: Peter Sturzinger as its Authorized Agent, and represents and warrants that the Authorized Agent has agreed to act as said agent for service of process.

Section 6.11 Not Responsible for Recitals or Issuance of Securities. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Subordinated Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Issuer of Notes or the proceeds thereof.

Section 6.12 Further Issues. The Issuer may, from time to time, without the consent of the Holders of the Notes, issue additional notes under the Subordinated Indenture having the same ranking and same interest rate, maturity date, redemption terms and other terms as the Notes described in this Subordinated Indenture except for the price to the public and issue date. Any such additional notes, together with the Notes, may constitute a single series of securities under the Subordinated Indenture, provided that if such additional notes have the same CUSIP, ISIN or other identifying number as the outstanding Notes, such additional notes must either (i) be issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes or (ii) be otherwise issued in a qualified reopening for U.S. federal income tax purposes. There is no limitation on the amount of notes or other debt securities that the Issuer may issue under this Supplemental Subordinated Indenture or the Base Subordinated Indenture.

Section 6.13 Waiver of Right to Set-Off. By accepting a Note, each Holder will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to such Note or the Subordinated Indenture (or between our obligations under or in respect of any Note and any liability owed by a Holder) that they might otherwise have against the Issuer, whether before or during our winding up or administration, and the claims of a Holder of a Note may not be set off against any of the Issuer’s claims.

ARTICLE 7

SUPPLEMENTS TO SUPPLEMENTAL SUBORDINATED INDENTURE

Section 7.1 Supplements without Consent of Holders. The Issuer and the Trustee may amend, modify or supplement this Supplemental Subordinated Indenture or the Notes without the consent of any Holder to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision contained herein, or to make such other provisions as the Issuer may deem necessary or desirable, provided that no such action shall adversely affect the interests of the Holders of the Notes. Notwithstanding the foregoing, any amendment made solely to conform the provisions of this Supplemental Subordinated Indenture to the description of the Notes contained in the Issuer’s prospectus supplement dated May 21, 2013 will not be deemed to adversely affect the interests of the Holders of the Notes.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Subordinated Indenture to be duly executed all as of May 24, 2013.

Very truly yours,

DEUTSCHE BANK AKTIENGESELLSCHAFT

By:	/s/ Marco Zimmermann
	Name:	Marco Zimmermann
	Title:	Director

By:	/s/ Robert Mueller
	Name:	Robert Mueller
	Title:	Director

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Boris Treyger
	Name:	Boris Treyger
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Paying Agent, Transfer Agent and Registrar and Authenticating Agent

By: Deutsche Bank National Trust Company

By:	/s/ Linda Reale
	Name:	Linda Reale
	Title:	Vice President

By:	/s/ Rodney Gaughan
	Name:	Rodney Gaughan
	Title:	Vice President

EXHIBIT A

FORM OF GLOBAL NOTE

DEUTSCHE BANK AG

[FORM OF FACE OF DEBT SECURITY]

FIXED TO FIXED RESET RATE SUBORDINATED REGISTERED NOTE

REGISTERED	CUSIP: 251525 AM3
No. FXR	ISIN: US251525AM33

$[insert face amount]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

EACH ACQUIRER AND EACH TRANSFEREE OF BENEFICIAL INTERESTS IN THIS NOTE IS DEEMED TO REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE OR ANY INTEREST HEREIN (1) EITHER (A) IT IS NOT, AND IT IS NOT ACTING ON BEHALF OF (AND FOR SO LONG AS IT HOLDS SUCH NOTES OR ANY INTEREST THERE IN IT WILL NOT BE, AND WILL NOT BE ACTING ON BEHALF OF), AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)), SUBJECT TO THE PROVISIONS OF PART 4 OF SUBTITLE B OF TITLE I OF ERISA, A PLAN TO WHICH SECTION 4975 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED, (“CODE”), APPLIES, OR ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF SUCH AN EMPLOYEE BENEFIT PLAN’S AND/OR PLAN’S INVESTMENT IN SUCH ENTITY (EACH, A “BENEFIT PLAN INVESTOR”), OR A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN WHICH IS SUBJECT TO ANY FEDERAL, STATE,

LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND/OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), AND NO PART OF THE ASSETS USED BY IT TO ACQUIRE OR HOLD THIS NOTE OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY BENEFIT PLAN INVESTOR OR SUCH A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, OR (B) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE OR AN INTEREST HEREIN DOES NOT AND WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA AND/OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL, CHURCH OR NON U.S. PLAN, A NON-EXEMPT VIOLATION OF ANY SIMILAR LAWS); (2) NEITHER THE ISSUER NOR ANY OF ITS AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR, WITH RESPECT TO A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, ANY DEFINITION OF “FIDUCIARY” UNDER SIMILAR LAWS) WITH RESPECT TO THE PURCHASER OR HOLDER IN CONNECTION WITH ANY PURCHASE OR HOLDING OF THE NOTES, OR AS A RESULT OF ANY EXERCISE BY THE ISSUER OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THE NOTES, AND NO ADVICE PROVIDED BY THE ISSUER OR ANY OF ITS AFFILIATES HAS FORMED A PRIMARY BASIS FOR ANY INVESTMENT DECISION BY OR ON BEHALF OF THE PURCHASER AND HOLDER IN CONNECTION WITH THE NOTES AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THE NOTES; AND (3) IT WILL NOT SELL OR OTHERWISE TRANSFER THIS NOTE OR ANY INTEREST HEREIN OTHERWISE THAN TO A PURCHASER OR TRANSFEREE THAT IS DEEMED TO MAKE THESE SAME REPRESENTATIONS, WARRANTIES AND AGREEMENTS WITH RESPECT TO ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE.

GLOBAL NOTES

Fixed to Fixed Reset Rate Subordinated Registered Note

Original Issue Date	May 24, 2013.

Reset Date	May 24, 2023.

Maturity Date	May 24, 2028.

Face Amount	$[insert face amount].

Aggregate Face Amount	$1,500,000,000.

Denominations	$200,000 and integral multiples of $1,000 in excess thereof.

Fixed Interest Rate	From (and including) the Original Issue Date to (but excluding) the Reset Date, 4.296% per annum.

Fixed Reset Interest Rate	From (and including) Reset Date to (but excluding) the Maturity Date, 2.2475% above the 5 year Swap Rate.

“5 year Swap Rate” means the 5 year semi-annual mid-swap rate as displayed on Reuters screen “ISDAFIX1” (or any successor page) as at 11:00 a.m. (New York time) (the “Reset Screen Page”) on the day falling two Business Days prior to the Reset Date (the “Reset Interest Determination Date”). In the event that the 5 year Swap Rate does not appear on the Reset Screen Page on the Reset Interest Determination Date, the 5 year Swap Rate shall be the Reset Reference Bank Rate on the Reset Interest Determination Date. “Reset Reference Bank Rate” means the percentage rate determined on the basis of the 5 year Swap Rate Quotations provided by five leading swap dealers in the interbank market (the “Reset

Reference Banks”) to the paying agent at approximately 11:00 a.m. (New York time), on the Reset Interest Determination Date. If at least three quotations are provided, the 5 year Swap Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If only two quotations are provided, the 5 year Swap Rate will be the arithmetic mean of the quotations provided. If only one quotation is provided, the 5 year Swap Rate will be the quotation provided. If no quotations are provided, the 5 year Swap Rate shall be equal to the last available 5 year semi-annual mid-swap rate on the Reset Screen Page. Each such “5 year Swap Rate Quotation” means the arithmetic mean of the bid and offered rates for the semi-annual fixed leg (calculated on a basis of a 360-day year of twelve 30-day months) of a fixed-for-floating U.S. dollar interest rate swap which (i) has a term of 5 years commencing on the Reset Date, (ii) is in an amount that is representative of a single transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market and (iii) has a floating leg based on the 3-month U.S. dollar LIBOR rate (calculated on basis of the actual number of days elapsed in a 360-day year).

Interest Payment Date(s)	May 24 and November 24 in each year, commencing on November 24, 2013.

Optional Redemption	Yes.

Tax Redemption	Yes.

Capital Disqualification Event Redemption	Yes.

Payment of Additional Tax Amounts	Yes.

Deutsche Bank Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (together with its successors and assigns, the “Issuer”), for value received, hereby promises to pay to Cede & Co., or registered assignees, the amount of cash due with respect to the principal sum specified above on the Maturity Date specified above (except to the extent previously redeemed or repaid) and to pay interest thereon at the applicable interest rate per annum specified above from and including the Original Issue Date specified above until but excluding the date the principal amount is paid or duly made available for payment (except as provided below) semi-annually in arrears on the Interest Payment Dates specified above in each year on each Interest Payment Date, and at maturity (or on any redemption or repayment date).

Interest on this Note will accrue from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, until but excluding the date the principal hereof has been paid or duly made available for payment (except as provided below). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions described herein, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Business Day (as defined on the reverse of this Note) immediately preceding the relevant date of payment with respect of such Interest Payment Date (each such date a “Record Date”); provided, however, that interest payable at maturity (or on any redemption or repayment date) will be payable to the person to whom the principal hereof shall be payable.

Payment of the principal of this Note and premium, if any and the interest due at maturity (or on any redemption or repayment date) will be made in immediately available funds upon surrender of this Note at the office or agency of the Paying Agent, as defined on the reverse hereof, maintained for that purpose in the Borough of Manhattan, The City of New York, or at such other paying agency as the Issuer may determine (each, a “Paying Agent,” which term shall include the Paying Agent), in U.S. dollars. U.S. dollar payments of interest, other than interest due at maturity or any date of redemption or repayment, will be made by U.S. dollar check mailed to the address of the person entitled thereto as such address shall appear in the register of this Note. A holder of U.S. $10,000,000 or more in aggregate principal amount of Notes having the same Interest Payment Date, the interest on which is payable in U.S. dollars, will be entitled to receive payments of interest, other than interest due at maturity or on any date of redemption or repayment, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received by the Paying Agent in writing not less than 15 calendar days prior to the applicable Interest Payment Date.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Subordinated Indenture, as defined on the reverse hereof, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

DATED:	DEUTSCHE BANK AG

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Subordinated Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Authenticating Agent

By:	DEUTSCHE BANK NATIONAL TRUST COMPANY

By:
Authorized Officer:

[FORM OF REVERSE OF SECURITY]

This Note is one of a duly authorized issue of Global Notes of the Issuer. The Notes are issuable under a Subordinated Indenture, consisting of the base subordinated indenture, dated as of May 21, 2013, among the Issuer, Wilmington Trust, National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Subordinated Indenture), and Deutsche Bank Trust Company Americas (“DBTCA”), as transfer agent (the “Transfer Agent”), paying agent (the “Paying Agent”), registrar (the “Registrar”) and authenticating agent (the “Authenticating Agent”) (the “Base Subordinated Indenture,” as may be amended from time to time), and a first supplemental subordinated indenture, dated as of May 24, 2013 among the Issuer, the Trustee and DBTCA (the “Supplemental Subordinated Indenture” and, together with the Base Subordinated Indenture, the “Subordinated Indenture”). Reference is hereby made to the Subordinated Indenture for a statement of the respective rights, limitations of rights, duties and immunities of the Issuer, the Trustee and holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered. The Issuer has appointed DBTCA acting through its principal corporate trust office in the Borough of Manhattan, The City of New York, as its Paying Agent, Transfer Agent and Registrar and Authenticating Agent. The term “Paying Agent” includes any additional or successor Paying Agent appointed by the Issuer with respect to the Notes. To the extent not inconsistent herewith, the terms of the Subordinated Indenture are hereby incorporated by reference herein.

This Note will not be subject to any sinking fund and will not be redeemable or subject to payment at the option of the holder prior to maturity.

Interest payments on this Note will include interest accrued to but excluding the Interest Payment Dates or the Maturity Date (or any earlier redemption or repayment date), as the case may be. Interest payments for this Note will be computed and paid on the basis of a 360-day year of twelve 30-day months.

In the case where the calendar date indicated on the face hereof as the Interest Payment Date or the Maturity Date (or any redemption or repayment date) does not fall on a Business Day, payment of interest, premium, if any, or principal otherwise payable on such calendar date need not be made on such date, but may be made on the immediately following Business Day with the same force and effect as if made on the indicated calendar date, and no interest on such payment shall accrue for the period from and after the indicated calendar date to such Business Day.

This Note constitutes the direct, unconditional and unsecured obligations of the Issuer ranking without preference or priority among themselves. The obligations of the Issuer under the terms of this Note, whether on account of principal, interest or otherwise, are subordinated to the Senior Indebtedness (as defined below) of the Issuer and will rank junior to the claims of the holders of all Senior Indebtedness of the Issuer in the event of bankruptcy or insolvency (Insolvenzverfahren), suspension of payments, dissolution, liquidation (Liquidation) or winding up of the Issuer, but will rank at least pari passu with the claims of the holders of all other subordinated indebtedness of the Issuer, except that it shall rank in priority to the claims of the holders of any subordinated indebtedness of the Issuer that by its express terms is stated to rank junior to this Note. In the event of bankruptcy or insolvency, suspension of payments, dissolution, liquidation or winding up of the Issuer, no amounts will be payable under this Note until the claims of all creditors of Senior Indebtedness have been satisfied in full.

“Senior Indebtedness” means any indebtedness or other payment obligation of the Issuer that is not expressed to be subordinated, including, but not limited to: (a) the principal of and premium, if any, and interest, on, whether outstanding now or incurred later, (1) all indebtedness for money borrowed by the Issuer, including indebtedness of others guaranteed by the Issuer, other than any subordinated debt securities, indebtedness that is expressed to rank junior to subordinated debt securities and other indebtedness that is expressly stated as not senior, and (2) any amendments, renewals, extensions, modifications and refundings of any indebtedness, unless in any such case the instrument evidencing the indebtedness provides that it is not senior in right of payment to the Securities; (b) all of the Issuer’s capital lease obligations and any synthetic leases or tax retention operating leases; (c) all of the Issuer’s obligations issued or assumed as the deferred purchase price of property, and all conditional sale or title retention agreements; (d) all of the Issuer’s obligations, contingent or otherwise, in respect of any letters of credit, bankers acceptances, security purchase facilities and similar credit transactions; (e) all of the Issuer’s obligations in respect of interest rate swap, cap or similar agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar agreements; (f) all obligations of the type referred to in clauses (a) through (e) of other persons for the payment of which the Issuer is responsible or liable as obligor, guarantor or otherwise; and (g) all obligations of the type referred to in clauses (a) through (f) of other persons secured by any lien on any of the Issuer’s property or assets whether or not such obligation is assumed by the Issuer.

The obligations under this Note constitute unsecured and subordinated obligations of the Issuer ranking pari passu among themselves and pari passu with all other subordinated obligations of the Issuer (unless such obligations are expressed to rank junior to the Notes, in which case the Notes shall rank senior to such junior obligations, but junior to unsubordinated debt). Any right to set off any claims for interest, repayment and any other claims under this Note (“Payment Claims”) against claims of the Issuer will be excluded. No collateral or guarantee shall be given to secure Payment Claims. The Payment Claims shall be subordinated in the event of insolvency or liquidation of the Issuer to the claims of all other creditors which are not also subordinated and shall, in any such event, only be satisfied after all claims against the Issuer which are not subordinated have been satisfied. Prior to any insolvency or liquidation of the Issuer, the Payment Claims shall be subject to any Regulatory Bail-in, and no holder or any holder of any beneficial interest shall have any claim against the Issuer in connection with or arising out of any such Regulatory Bail-in.

“Regulatory Bail-in” means a subjection of the claims for payment of principal, interest or other amounts under the Notes to a permanent reduction, including to zero, or a conversion of the Notes, in whole or in part, into equity of the Issuer, such as ordinary shares, in each case pursuant to German law.

This Note, and any Note or Notes issued upon transfer or exchange hereof, is issuable only in fully registered form, without coupons, and is issuable only in the minimum denominations set forth on the face hereof or any amount in excess thereof which is an integral multiple thereof.

DBTCA has been appointed Registrar and Transfer Agent for this Note, and DBTCA will maintain at its office in The City of New York a register for the registration and transfer of Notes. This Note may be transferred at either the aforesaid New York office of DBTCA by surrendering this Note for cancellation, accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar and duly executed by the registered holder hereof in person or by the holder’s attorney duly authorized in writing, and thereupon the Registrar shall issue in the name of the transferee or transferees, in exchange herefor, a new Note or Notes having identical terms and provisions and having a like aggregate principal amount in authorized denominations, subject to the terms and conditions set forth herein; provided, however, that the Registrar will not be required (i) to register the transfer of or exchange any Note that has been called for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part, (ii) to register the transfer of or exchange any Note if the holder thereof has exercised his right, if any, to require the Issuer to repurchase such Note in whole or in part, except the portion of such Note not required to be repurchased, or (iii) to register the transfer of or exchange Notes to the extent and during the period so provided in the Subordinated Indenture with respect to the redemption of Notes. Notes are exchangeable at said offices for other Notes of other authorized denominations of equal aggregate principal amount having identical terms and provisions. All such registrations, exchanges and transfers of Notes will be free of service charge, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. All Notes surrendered for exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar and executed by the registered holder in person or by the holder’s attorney duly authorized in writing. The date of registration of any Note delivered upon any exchange or transfer of Notes shall be such that no gain or loss of interest results from such exchange or transfer.

In case this Note shall at any time become mutilated, defaced or be destroyed, lost or stolen and this Note or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Trustee, the Issuer in its discretion may execute a new Note of like tenor in exchange for this Note, but, in the case of any destroyed or lost or stolen Note, only upon receipt of evidence satisfactory to the Trustee and the Issuer that this Note was destroyed or lost or stolen and, if required, upon receipt also of indemnity satisfactory to each of them. All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Note shall be borne by the owner of this Note mutilated, defaced, destroyed, lost or stolen.

Every net payment of the principal of, interest on and other amounts owing under this Note shall be made without any withholding or deduction for or on account of any present or future Taxes of any nature whatsoever imposed, levied or collected by or on behalf of any Relevant Jurisdiction, as defined below, or by or on behalf of any political subdivision or authority therein or thereof having the power to tax (“withholding taxes”), unless such deduction or withholding is required by law. In such event, the Issuer shall, with respect to this Note and subject to certain exceptions and limitations set forth below, pay any additional amounts to the beneficial owners of this Note as may be necessary in order that every net payment of the principal of, interest on and other amounts owing under this Note, after the application of any withholding taxes, will not be less than the amount provided for in this Note to be then due and payable (an “Additional Amount”).

“Relevant Jurisdiction” means the Federal Republic of Germany, the United States or the jurisdiction of residence or incorporation of any successor corporation to the Issuer.

The Issuer shall not, however, make any payment of Additional Amounts to any beneficial owner on account of:

(1) any present or future Tax that would not have been so imposed but for the existence of any present or former connection between a holder or beneficial owner of this Note and any Relevant Jurisdiction other than the mere holding or beneficial ownership of this Note;

(2) any present or future Tax that would not have been so imposed but for the presentation by or on behalf of the beneficial owner of this Note for payment on a date more than 15 days after the date on which payment became due and payable or the date on which payment of this Note is duly provided for, whichever occurs later;

(3) any present or future Tax to the extent such deduction or withholding can be avoided or reduced if the holder or beneficial owner of this Note (or any financial institution through which the holder or beneficial owner holds this Note or through which payment on this Note is made) (i) makes a declaration of non-residence or other similar claim for exemption to the relevant tax authority or complies with any reasonable certification, documentation, information or other reporting requirement imposed by the relevant tax authority or (ii) enters into or complies with any applicable certification, identification, information, documentation, registration or other reporting requirement or agreement concerning accounts maintained by the holder or beneficial owner (or such financial institution) or concerning ownership of the holder or beneficial owner (or financial institution) or concerning such holder’s or beneficial owner’s (or such financial institution’s) nationality, residence, identity or connection with the jurisdiction imposing such tax;

(4) any estate, inheritance, gift, sales, transfer, excise, capital gains, financial transaction or personal property Tax or any similar Tax;

(5) any present or future Tax is payable otherwise than by withholding or deduction from payments on or in respect of this Note;

(6) any present or future Taxes which are deducted or withheld pursuant to (i) European Council Directive 2003/48/EC or any other European Union Directive or Regulation implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income, or (ii) any international treaty or understanding entered into for the purpose of facilitating cooperation in the reporting and collection of savings income and to which (x) the United States, and (y) the European Union or Germany is a party, or (iii) any provision of law implementing, or complying with, or introduced to conform with, such Directive, Regulation, treaty or understanding;

(7) any present or future Taxes which are deducted or withheld from payments on a Note that is presented for payment by or on behalf of a beneficial owner who would have been able to avoid such withholding or deduction by presenting this Note to another paying agent in a member state of the European Union; and

(8) any combination of items (1) through (7) above.

Nor shall the Issuer pay Additional Amounts with respect to any payment on this Note to a holder who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of a Relevant Jurisdiction (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the holder of this Note.

“Taxes” means, with respect to payments on this Notes, all future and present taxes, withholdings, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Relevant Jurisdiction or any political subdivision therein or thereof having power to tax.

An “Event of Default” with respect to this Note means the opening of insolvency proceedings against the Issuer by a German court having jurisdiction over the Issuer.

There are no other events of default under this Note. In particular, neither non-viability (as defined under the laws governing the supervision of financial institutions, as applicable in the Federal Republic of Germany) nor a Regulatory Bail-in in connection therewith will constitute an Event of Default with respect to this Note. If an Event of Default with respect to this Note occurs or is continuing, the Trustee or the Holder or Holders of not less than 33 1/3% in aggregate principal amount of all outstanding subordinated debt securities issued under the Base Subordinated Indenture, voting as one class, by notice in writing to the Issuer, may declare the principal amount of this Note and interest accrued thereon to be due and payable immediately in accordance with the terms of the Base Subordinated Indenture.

If the Issuer fails to make a payment of interest on any Note when due and payable for reasons other than pursuant to the subordination provisions of the Notes (“Defaulted Interest”), it shall pay such Defaulted Interest plus (to the extent lawful) any interest payable on the Defaulted Interest, in any lawful manner. The Issuer may elect to pay any Defaulted Interest, plus any such interest payable on it, to the Persons who are Holders of such Notes on which the interest is due on a subsequent special record date set by the Trustee (the “Special Record Date”). The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each such Note. The Issuer shall fix any such Special Record Date and payment date for such payment. At least 15 days before any such Special Record Date, the Issuer shall mail to Holders affected thereby a notice that states the Special Record Date, the Interest Payment Date and amount of such interest to be paid.

If the Issuer fails to make payments of principal of, interest on, or other amounts owing under this Note (i) pursuant to the subordination provisions of the Notes or (ii) due to a Regulatory Bail-in, the Issuer will not be in default, and the Trustee and the holder of this Note shall not be permitted to accelerate the maturity of this Note. Moreover, in the event of a Regulatory Bail-in, the holder of this Note may permanently lose the right to receive such payments. If the Issuer fails to make payments of principal of, interest on, or other amounts owing under this Note when due for reasons other than (i) pursuant to the subordination provisions of the Notes or (ii) due to a Regulatory Bail-in, the Issuer will be in default on its obligations under the Subordinated Indenture. Nevertheless, neither the Trustee nor the holders of the Notes may accelerate the maturity of this Note in such case. Furthermore, if the Issuer becomes subject to German insolvency proceedings, the Trustee and holder of this Note will have no right to file a claim against the Issuer unless the competent insolvency court allows the filing of subordinated claims.

Upon the occurrence of any Event of Default or any default in the payment of principal of, interest on, or other amounts owing under this Note, the Issuer shall give prompt written notice to the Trustee. In accordance with the Subordinated Indenture, the Trustee may proceed to protect and enforce its rights and the rights of the holders of this Note whether in connection with any breach by the Issuer of its obligations under this Note, the Subordinated Indenture or otherwise, by such judicial proceedings as the Trustee shall deem most effective, provided that the Issuer shall not, as a result of the bringing of such judicial proceedings, be required to pay any amount representing or measured by reference to principal or interest on this Note prior to any date on which the principal of, or any interest on, this Note would have otherwise been payable.

Other than the limited remedies specified above, no remedy against the Issuer shall be available to the Trustee or the holders of this Note whether for the recovery of amounts owing in respect of this Note or under the Subordinated Indenture or in respect of any breach by the Issuer of its obligations under the Subordinated Indenture or in respect of this Note, except that the Trustee and the holders shall have such rights and powers as they are required to have under the Trust Indenture Act, and provided that any payments are subject to the subordination provisions of the Notes and any Regulatory Bail-In set forth in the Subordinated Indenture.

The Issuer may redeem this Note, in whole but not in part, at its option on the Reset Date, upon the giving of a notice as described below, provided that, if required under applicable law or regulation, any such redemption will be subject to a requirement to give notice to or obtain the consent of the Relevant Regulator to such redemption and provided further that once CRD 4/CRR has taken effect in the Federal Republic of Germany, the Issuer shall only be permitted to redeem the Notes if, when and to the extent not prohibited by CRD 4/CRR as then in effect in the Federal Republic of Germany. Redemption shall be made at 100% of the principal amount of the Notes together with accrued interest to (but excluding) the Reset Date. Notice of redemption on the Reset Date will be given not less than 30 nor more than 60 days prior to the Reset Date, which date and the redemption price will be specified in the notice.

“Relevant Regulator” means the BaFin or any other competent authority assuming the relevant supervisory functions performed by the BaFin as of the date first written above.

“CRD 4/CRR” means, taken together, (i) the CRD 4, (ii) the CRR and (iii) any Capital Regulations (as defined below) relating thereto.

“CRD 4” means a directive of the European Parliament and of the Council on the access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms and amending Directive 2002/87/EC of the European Parliament and of the Council on the supplementary supervision of credit institutions, insurance undertakings and investment firms in a financial conglomerate, the first draft of which was published on July 20, 2011, and any successor directive.

“CRR” means a regulation of the European Parliament and of the Council on prudential requirements for credit institutions and investment firms, the first draft of which was published on July 20, 2011, and any successor regulation.

“Capital Regulations” means, at any time, the regulations, requirements, guidelines and policies relating to capital adequacy adopted by bodies of the European Union or the Federal Republic of Germany or any other competent authority then in effect in the Federal Republic of Germany and applicable to the Issuer.

The Issuer may redeem this Note, in whole but not in part, at its option at any time prior to the Maturity Date, upon the giving of a notice of tax redemption as described below, if the Issuer determines that, as a result of: (i) any change in or amendment to the laws, or any regulations or rulings promulgated under the laws of a Relevant Jurisdiction, or of any political subdivision or taxing authority thereof or therein affecting taxation; or (ii) any change in or announcement of an official position regarding the application or interpretation of the laws, regulations or rulings referred to above, in each case, which change or amendment becomes effective or, in the case of a change in or announcement of an official position, is announced, on or after May 21, 2013, the Issuer has or there is a substantial probability that the Issuer shall become obligated to pay Additional Amounts with respect to any of this Note as described below, provided that, if required under applicable law or regulation, any such redemption will be subject to a requirement to give notice to or obtain the consent of the Relevant Regulator to such redemption and provided further that once CRD 4/CRR has taken effect in the Federal Republic of Germany, the Issuer shall only be permitted to redeem the Notes if, when and to the extent not prohibited by CRD 4/CRR as then in effect in the Federal Republic of Germany. Redemption shall be made at 100% of the principal amount of this Note together with accrued but unpaid interest to (but excluding) the date fixed for redemption. Notice of tax redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the redemption price will be specified in the notice.

Before any notice of tax redemption is given to the Trustee or the holders of this Note, the Issuer (or its successor), shall deliver to the Trustee (i) an Officers’ Certificate stating that the Issuer (or its successor), is entitled to effect such redemption and setting forth a statement of facts showing that the condition or conditions precedent to the right of the Issuer (or its successor) so to redeem have occurred or been satisfied and (ii) an opinion of independent legal counsel satisfactory to the Trustee to the effect that the Issuer is entitled to effect the redemption based on the statement of facts set forth in the certificate; provided that no notice of tax redemption may be given earlier than 60 days prior to the earliest date on which the Issuer would be obligated to pay the additional amounts if a payment in respect of this Note were then due. Such notice, once given to the Trustee, shall be irrevocable.

The issuer may redeem this Note, in whole but not in part, at its option at any time prior to the Maturity Date, upon the giving of a notice of redemption as described below, if, at any time immediately prior to the giving of the notice referred to above, a Capital Disqualification Event (as defined below) has occurred and is continuing, provided that, if required under applicable law or regulation, any such redemption will be subject to a requirement to give notice to or obtain the consent of the Relevant Regulator to such redemption and provided further that once CRD 4/CRR has taken effect in the Federal Republic of Germany, the Issuer shall only be permitted to redeem the Notes if, when and to the extent not prohibited by CRD 4/CRR as then in effect in the Federal Republic of Germany. Redemption shall be made at 100% of the principal amount of this Note together with accrued but unpaid interest to (but excluding) the date fixed for redemption. Notice of redemption due to a Capital Disqualification Event will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the redemption price will be specified in the notice.

“Capital Disqualification Event” shall be deemed to have occurred if, as a result of any amendment or supplement to, or change in, the Capital Regulations which are in effect at the Issue Date, this Note is fully excluded from Tier 2 Capital (as defined in the Capital Regulations) of the Issuer and/or the Deutsche Bank Group.

If the Issuer elects to redeem this Note, it will cease to accrue interest from the date fixed for such redemption by or pursuant to this Supplemental Subordinated Indenture, unless the Issuer fails to pay the applicable redemption price of this Note on the date fixed for redemption.

The Issuer and the Trustee may amend, modify or supplement the Supplemental Subordinated Indenture or this Note without the consent of any holder to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision contained herein, or to make such other provisions as the Issuer may deem necessary or desirable, provided that no such action shall adversely affect the interests of the holders of this Note. Notwithstanding the foregoing, any amendment made solely to conform the provisions of the Supplemental Subordinated Indenture to the description of the Notes contained in the Issuer’s prospectus supplement dated May 21, 2013 will not be deemed to adversely affect the interests of the holders of this Note.

The Base Subordinated Indenture permits the Issuer and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the subordinated debt securities of all series issued under the Base Subordinated Indenture then outstanding and affected (voting as one class), to execute supplemental indentures adding any provisions to or changing in any manner the rights of the holders of each series so affected; provided that the Issuer and the Trustee may not, without the consent of the holder of each outstanding debt security affected hereby, (a) (i) change the final maturity of this Note, (ii) reduce the principal amount hereof, (iii) reduce the rate or change the time of payment of interest hereon, (iv) reduce any amount payable on redemption hereof, (v) make the principal hereof (including any amount in respect of original issue discount), or interest hereon payable in any coin or currency other than that provided in this Note or in accordance with the terms hereof, (vi) modify or amend any provisions for converting any currency into any other currency as provided in this Note or in accordance with the terms hereof, (vii) impair or affect the right of any Note holder to institute suit for the payment hereof, (viii) modify the provisions of the Subordinated Indenture with respect to the subordination of this Note in a manner adverse to the holders, in each case without the consent of the holder of each subordinated debt security so affected; or (b) reduce the aforesaid percentage of subordinated debt securities of all series issued under the Base Subordinated Indenture, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of each subordinated debt security so affected.

So long as this Note shall be outstanding, the Issuer will cause to be maintained an office or agency for the payment of the principal of and premium, if any, and interest on this Note as herein provided in the Borough of Manhattan, The City of New York, and an office or agency in said Borough of Manhattan for the registration, transfer and exchange as aforesaid of this Note. The Issuer may designate other agencies for the payment of said principal, premium and interest at such place or places outside the United States (subject to applicable laws and regulations) as the Issuer may decide. So long as there shall be such an agency, the Issuer shall keep the Trustee advised of the names and locations of such agencies, if any are so designated.

With respect to moneys paid by the Issuer and held by the Trustee or any Paying Agent for payment of the principal of or interest or premium, if any, on any Notes that remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable (whether at maturity or upon call for redemption or otherwise), (i) the Trustee or such Paying Agent shall notify the holders of this Note that such moneys shall be repaid to the Issuer and any person claiming such moneys shall thereafter look only to the Issuer for payment hereof and (ii) such moneys shall be so repaid to the Issuer. Upon such repayment all liability of the Trustee or such Paying Agent with respect to such moneys shall thereupon cease, without, however, limiting in any way any obligation that the Issuer may have to pay the principal of or interest or premium, if any, on this Note as the same shall become due.

No provision of this Note or of the Subordinated Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the amount of cash, or other property, as determined in accordance with the provisions set forth in this Note due with respect to the principal of, premium, if any, and interest on this Note at the time, place, and rate, and in the coin or currency, herein prescribed unless otherwise agreed between the Issuer and the registered holder of this Note.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Issuer, the Trustee or any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of, premium, if any, or the interest on this Note, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Subordinated Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Note and the Subordinated Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except with respect to the subordinated provisions hereof and thereof, which shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, and except as may otherwise be required by mandatory provisions of law. As used herein:

(a) the term “Business Day” means, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in New York City and London.

(b) the term “Notices” refers to notices to the holders of the Notes at each holder’s address as that address appears in the register for the Notes by first class mail, postage prepaid, and to be given by publication in an authorized newspaper in the English language and of general circulation in the Borough of Manhattan, The City of New York; provided that notice may be made, at the option of the Issuer, through the customary notice provisions of the clearing system or systems through which beneficial interests in this Note are owned. Such Notices will be deemed to have been given on the date of such publication (or other transmission, as applicable), or if published in such newspapers on different dates, on the date of the first such publication;

(c) the term “United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

All other terms used in this Note which are defined in the Subordinated Indenture and not otherwise defined herein shall have the meanings assigned to them in the Subordinated Indenture.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing such person attorney to transfer such Note on the books of the Issuer, with full power of substitution in the premises.

Dated:

NOTICE:	The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

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